Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FOURTH QUARTER

FEBRUARY 8, 2008 @ 10:00 AM EST

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss fourth quarter and year-end results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

We wanted to start off the call by acknowledging that we are disappointed with the earnings results for 2007 we announced yesterday. Foremost, we are displeased that after a nearly uninterrupted thirteen year track record of solid FFO growth we have posted negative growth in 2007 and were not able to reach First Call numbers. However, we want you to know that we are more determined than ever to achieve better results in 2008 and reestablish CBL’s credibility with analysts and investors.

In addition, we feel that 2007’s disappointing results coupled with fears of a potential recession have fueled a fire sale on our stock. In 2007 our stock declined 45% to a three-year low.

There is no doubt that the state of the economy had an impact on consumer spending in 2007, with sales flat for the year vs. the 3-4% increases we experienced in recent years. Retailers are off to a slow start in 2008 based on January sales and we are certainly taking a more guarded approach to the business. However, retailer growth plans and the retail real estate business have always had a long-term perspective and we as well continue to have a long-term perspective. It is true that some retailers have reduced their growth plans for 2009. Also some retailers have announced store closures or bankruptcy this year and it is possible we may see additional announcements. All of these are part of the normal ebb and flow of the retail real estate business. Store closures and bankruptcies enhance the overall credit quality of our retailers and provide us with an opportunity to increase the productivity in our malls, both in terms of rent and sales. As we have previously stated, we see great opportunity when capital is constrained. The limit on capital availability also tends to reduce new development competition in the marketplace. Retailers will start to reallocate a larger portion of their open-to-buys to developers that are proven and have ready access to capital – like CBL.

DEVELOPMENT REVIEW:

That said, we are realistic in our expectations for 2008 and maintain a conservative approach to new development. We will continue our discipline of not starting construction on new ground up development projects until we have the anchor in place with roughly 50% of the space committed. For each project that is currently under construction, including every project that is listed in the development table included in our supplemental package as well as those that started construction after 12/31/07, we have funded our equity and have a committed funding source.

Let me take a few minutes to review our recent project announcements and completions during the fourth quarter.

In October, we celebrated the grand opening of The District at CherryVale, an 84,000 square foot lifestyle addition to CherryVale Mall in Rockford, IL. Barnes & Noble,

Chico’s, Coldwater Creek and other retailers opened in the expansion, which has had a very successful start.

We announced two new Barnes & Noble additions at existing centers. Barnes & Noble will be relocating from an existing store in the market to join Asheville Mall in Asheville, NC, in a larger 40,000 square foot store. Barnes & Noble will also anchor our redevelopment project at West County Center in St. Louis. We are redeveloping the former Lord &Taylor location into a 90,000 square foot lifestyle wing with a 30,000 square foot Barnes & Noble, 20,000 square feet of small shops, and four premier restaurants. This redevelopment represents one of the many opportunities we are capitalizing on from the St. Louis transaction and we look forward to sharing more with you as projects develop.

We recently commenced construction on the third phase of Gulf Coast Town Center. The third phase will initially include a 70,000 square foot Dick’s Sporting Goods along with 9,000 square feet of small shops. Dick’s will hold its grand opening in October.

We have two great joint venture projects with The Benchmark Group of Amherst, NY, under construction in Florida. The first is Hammock Landing, a 750,000-square-foot open-air shopping center to be built in West Melbourne, FL. This center will be anchored by Marshall’s, Linens ‘n Things, Michaels, and Petco, as well as two major anchors who will be announced soon, and will offer shoppers a great selection with more than 120,000 square feet of small shops and restaurants. Construction on the 460,000 square-foot first phase of the project has started with a grand opening planned for spring 2009.

The second joint venture project with Benchmark is The Pavilion at Port Orange a 550,000 square foot open-air development in Port Orange, FL. The project will feature Belk, a 14-screen Hollywood theater, Barnes & Noble, Circuit City, Homegoods/Marshall’s Megastore, Michaels, and about 190,000 square feet of specialty stores and restaurants. The opening is scheduled for fall 2009.

LEASING:

In 2007 we had very good results both in terms of the quality and quantity of our leasing. We set a new record for leasing the most square-footage in a single year in our Company’s history. We signed a total of approximately 6.6 million square feet of leases including approximately 3.3 million square feet of development leasing and 3.3 million square feet of leases in our operating portfolio. The 3.3 million square feet in our operating portfolio was comprised of 1.3 million square feet of new leases and 2.0 million square feet of renewal leases. This compares with a total of 4.8 million square feet of leases signed in 2006, including 2.1 million square feet of development leasing and 2.7 million square feet completed in the operating portfolio. Of the 2.7 million square feet in the operating portfolio, 1.1 million square feet were new leases and 1.6 million square feet were renewals.

For stabilized mall leasing in the fourth quarter on a same space basis, we achieved an average increase of 10.1% over the prior gross rent per square foot.

In 2007, for same-space stabilized mall leasing, we achieved an average increase of 9.7% over the prior gross rent per square foot.

We reported occupancy numbers for the year excluding the properties acquired in the fourth quarter since we did not have the benefit of ownership for much of the quarter. Total portfolio occupancy was 94.0%. Stabilized mall occupancy declined 30 basis points to 94.2% from 94.5% in the prior year. Total mall occupancy at the end of the quarter declined 40 bps to 94.0% from 94.4% in the prior year. Occupancy in the associated centers increased to 95.9% from 93.6% at year-end.

BANKRUPTCY UPDATE:

There have been several recent announcements regarding retail bankruptcies and store closures. Fortunately, so far there has been more smoke than fire. Ann Taylor announced last week that they would be closing over 100 underperforming stores over the next three years as their leases come up for renewal. We have been told that only one of our stores should be impacted by this.

Talbot’s announced that they would be closing their Kids and Mens divisions. We have two Talbot’s Kids store and we are currently in negotiations with replacements. Friedman’s filed bankruptcy last week. We have 23 stores representing 34,000 square feet and $1.75 million in annual base rent. Average occupancy cost for the Friedman’s stores is very reasonable at around 12%, so we don’t anticipate a material impact.

In October, Bombay announced that they would be entering Chapter 11 and closing their stores. We currently have 14 Bombay locations, representing 59,000 square feet and $2.1 million in annual gross rents. We have retailers lined up to back fill over a third of the space and have significant interest on the remainder.

RETAIL SALES

Same store sales growth was flat in 2007 for reporting tenants 10,000 square feet or less in stabilized malls at $346 per square foot. The holiday sales season was mixed, with healthy sales in November and disappointing sales in December.

Occupancy costs, as a percentage of sales, was 12.3% for the twelve months ended December 31, compared with 12.1% for the prior year.

Now I will turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

FINANCIAL REVIEW:

During the fourth quarter 2007, excluding the non-cash write down, we achieved total FFO per share of $0.99, compared with $0.97 per share in the prior year period. In 2007, we recorded FFO per share excluding the write-down of $3.26 versus FFO per share of $3.34 in the prior year period.

Our core portfolio NOI growth for the year was 1.7%, well within our projected levels of 1.5-2.5% excluding lease termination fees. Same center NOI in the fourth quarter increased 0.9%, excluding lease termination fees.

Earlier this week we made an announcement regarding items impacting our fourth quarter results. We felt that it was important to communicate these items ahead of our earnings announcement. These items included an $18.5 million non-cash write down of marketable real estate securities to reflect a year-end market value of $21.3 million, related to a decline in their market value. From time to time, we may make investments in companies whose businesses are related to our own and which businesses we understand. These investments are noted in our 10K filings in the notes to financial statements as well as in the cash flow statements. We think these are good investments, and we expect to continue to hold them for the foreseeable future. While the market value of these investments, like virtually all real estate securities, has been materially and adversely impacted by the recent market turmoil we believe that their underlying asset valuation, economic fundamentals and our investment thesis remain sound. However, GAAP requires that we record the non-cash write-down due to the material decline in the value of these securities at year-end.

We also made the decision to delay the recording of $7.0 million of fee income receivable from affiliates of Centro, as a result of uncertainty. We had previously indicated that this would amount to $0.04 of our FFO per share, net of the income tax provision.

Other non-operating items impacting results included lower than anticipated gains from the sales of outparcels and lease termination fees. Results were also impacted by a $1.3 million abandoned project expense, higher interest rate expense due to an increase in rates as well as an increase in our borrowings, and lower fee income.

Additional highlights include:

•

Our cost recovery ratio for the quarter ended December 31, 2007, was 98.1% compared with 104.4%, in the prior year period. For the twelve months ended December 31, 2007, the cost recovery ratio was 101.1% which is in line with our estimates, compared with 104.2%, in the prior year period.

•

G&A represented approximately 3.0% and 3.6% of total revenues in the fourth quarter and twelve months ended December 31, 2007 compared with 4.2% and 4.0% of revenues for the quarter and twelve months ended December 31, 2006. G&A declined in the fourth quarter primarily due to an adjustment for state tax reserves.

•

As a result of our lower stock price, our debt-to-total market capitalization ratio was 64% as of the end of December compared with 47.6% as of the end of the prior year period. We feel that it is important to note that all of our debt covenants are tied to a gross asset value test and not to market capitalization.

•

Variable rate debt was 14.1% of the total market capitalization as of the end of December versus 10.6% as of the end of the prior year. Variable debt represented 22% of total debt compared with 22.6% in the prior year period.

•

Our EBITDA to interest coverage ratio for the quarter and year ended December 31, 2007, was 2.22 times and 2.31 times, respectively compared with 2.9 times and 2.6 times, respectively for the prior year period. The EBITDA to interest coverage ratios for the fourth quarter and year ended December 31, 2007 were impacted by the non-cash write down.

GUIDANCE UPDATE:

We are initiating guidance for 2008 of $3.46 to $3.56 per share, which represents a 6.1% - 9.0% increase over 2007 FFO per share, excluding the impairment charge. The guidance assumes NOI growth of 0.0% to 2.0%, excluding lease termination fees from both periods. The guidance also assumes outparcel sales of $0.12 to $0.16 per share and does not include any new acquisitions or lease termination fees. We believe that our guidance represents a realistic expectation for 2008 based on the information we have today.

ACQUISITIONS

In November we completed the acquisition of The Friendly Center and The Shops at Friendly Center in Greensboro, NC, as well as eight community centers and 18 office buildings located throughout North Carolina and Virginia. We formed a joint venture with Teachers’ Retirement System of Illinois and placed The Friendly Center and The Shops, as well as six office buildings in the joint venture. Subsequent to the quarter-end, the joint venture completed the acquisition of Renaissance Center in Durham, NC. The remaining eight community centers and 12 office buildings are wholly owned by the Company. We are continuing to explore potential sales of these none core properties.

DIVIDEND INCREASE

As we announced last quarter the Board of Directors approved a 7.9% increase in the regular quarterly cash dividend for the Company's Common Stock to $2.18 per share annually from $2.02 per share. This increase was effective with our fourth quarter 2007 dividend. When management considers proposing an increase in the dividend to the Board, we review our current net taxable income levels and our forward estimates to ensure that we meet or exceed compliance requirements. This analysis includes our cash flow and projections of capital needs. We continue to believe our dividend is well-covered. Our FFO payout ratio in 2007 was 67%, excluding the impact of the non-cash write-down.

CONCLUSION:

We have been pleased at our ability to readily access capital despite the turmoil in the market. We were able to secure over $500 million in commitments within 48 hours for the Starmount transaction. Our credit facilities all have extensions that are available to us and we have only about $380 million of non-recourse debt coming up to refinance in 2008 and have had positive discussions and reactions with lenders for each of these loans.

We are cautiously optimistic going into 2008. Our results should benefit from the expansions and enhancements we made to our existing portfolio in 2007 as well as new development projects. In addition, contributions from the centers acquired in the fourth quarter should enhance the overall growth profile of our portfolio. While we are keeping a watchful eye on the state of the economy and retailers health, we will continue our focus on running the business in a sound and prudent way and executing for long-term growth.

We appreciate your joining us today and would now be happy to answer any questions you may have.